Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 Amendment #3 of our report dated July 14, 2026, relating to the consolidated financial statements of FullPAC, Inc. for the years ended December 31, 2025 and 2024, which appear in this Registration Statement; and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAS, PLLC

The Woodlands, TX

August 27, 2026